Exhibit 99.1

NEWS RELEASE

ICF International Reports Third Quarter 2010 Results

Total Revenue Increased 18 Percent

Organic Revenue Growth Rate Was 14.5 Percent

Operating Income Increased 34 Percent

Contract Sales Were $393 Million

FOR IMMEDIATE RELEASE

Contacts:

Douglas Beck, ICF International, 1.703.934.3820

Lynn Morgen / Betsy Brod, MBS Value Partners, 1.212.750.5800

Fairfax, Va. – November 4, 2010 - ICF International (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported results for the third quarter ended September 30, 2010.

Third Quarter Results and Highlights

Total revenue for the third quarter was $197.7 million, an increase of 18.3 percent over total revenue of $167.1 million reported in the 2009 third quarter. Organic revenue1 growth was 14.5 percent.

Net income was $7.4 million, a 44.5 percent increase over the $5.1 million reported for last year’s third quarter. Earnings per diluted share were $0.38 compared to $0.32 in the third quarter of 2009. For the 2010 third quarter, the fully diluted weighted average number of shares outstanding was 19.6 million compared to 15.8 million in the 2009 third quarter. The increase resulted primarily from the 3.6 million shares issued in connection with the Company’s secondary public offering, which was completed in December 2009.

Commenting on the results, Sudhakar Kesavan, chairman and chief executive officer, said, “Our third quarter revenue performance demonstrates the strength of our markets and ICF’s increasingly prominent position in both advisory and implementation services in these markets. We are pleased to report another quarter of solid profitability, posting a 34 percent increase in operating income.”

“This was also a strong sales quarter for ICF in which we were awarded important contracts in priority areas, including health, education, environment, and cybersecurity, which provide good visibility as we enter 2011,” Mr. Kesavan said.

Backlog and New Business Awards

Backlog was $1.4 billion at the end of the third quarter. Funded backlog was $664 million, or 47 percent of the total.

The total value of contracts awarded in the third quarter of 2010 was $393 million.

[1]	Organic revenue excludes revenue from The Road Home contract and revenue from acquisitions closed during the previous four quarters.

Key contracts won in the third quarter included:

•

Education: A new $38 million contract by the U.S. Department of Education to support the department’s Race to the Top (RTT) program, a competitive grant program designed to encourage and reward states that are creating the conditions for education, innovation, and reform. ICF will provide technical assistance support directly to RTT grantees and establish learning communities where best practices in education can be shared.

•

Health Informatics: A new multiple-award Indefinite Delivery, Indefinite Quantity (ID/IQ) contract by the U.S. Department of Health and Human Services, Centers for Disease Control and Prevention (CDC), to support CDC Information Management Services (CIMS). CIMS is a CDC-wide contract vehicle that will consolidate all information technology (IT), management consulting, and technology infrastructure activities for the next decade. The ICF bid was selected for two of three domains with a total potential value of $4 billion.

•

Head Start: One new and three re-compete contracts with a combined value of more than $60 million with the U.S. Department of Health and Human Services (HHS), Administration for Children and Families (ACF), Office of Head Start. ICF will assist with training and technical consulting assistance, conference facilitation and collaboration, and program management services.

•

Health Informatics: A $31.8 million re-compete contract with the U.S. Food and Drug Administration to provide information technology and scientific support services to the National Center for Toxicological Research, including computational science/biomedical support, applications systems support, and experimental support for specific toxicology studies.

•

Obesity Prevention: A new $11.7 million contract by the U.S. Department of Health and Human Services (HHS), Centers for Disease Control and Prevention (CDC), to support CDC’s “Communities Putting Prevention to Work” initiative. This initiative is the cornerstone of a comprehensive HHS prevention and wellness effort to address the leading preventable causes of death and disability, namely obesity and tobacco use.

•

Environmental Program Support: A re-compete ID/IQ valued at up to $31 million among three winning firms by the U.S. Environmental Protection Agency, Office of Solid Waste and Emergency Response. ICF will provide programmatic and regulatory support to assist with responsible national management of hazardous and nonhazardous wastes.

•

Rural Housing Programs: A re-compete contract valued at $12 million by the U.S. Department of Agriculture’s Rural Development Housing Voucher Demonstration program, which provides rental-housing vouchers to tenants in federally financed, rural multifamily properties when owners’ loans are prepaid or foreclosed.

•

Public Response Information Management: A re-compete contract valued at $9 million by the U.S. Forest Service to manage public response information, including services associated with receiving, processing, analyzing, storing, and summarizing public responses.

•

Cybersecurity: A new $10.5 million contract by the Social Security Administration (SSA), Office of Protective Services, to provide information technology support services for initiatives to enhance SSA’s physical security posture based on the use of standardized, secure identity credentials.

Summary and Outlook

“Our results for the first nine months of 2010 illustrate our ability to achieve significant organic growth and to capture an increasing number of larger implementation contracts from government and commercial clients,” Mr. Kesavan said. “We expect this year’s fourth quarter results to show solid revenue growth over the comparable period in 2009, with revenues in the range of $188 million to $194 million and earnings per diluted share of $0.33 to $0.38 based on approximately 19.8 million weighted average number of shares outstanding and an effective tax rate of 40 percent.”

“For full year 2010, we have narrowed our revenue guidance to $760 million to $766 million, which represents an organic growth rate of 14 percent to 15 percent, and we have narrowed our range of earnings per diluted share to $1.35 to $1.40, based on approximately 19.7 million weighted average number of shares outstanding and an effective tax rate of 39.2 percent,” Mr. Kesavan noted.

“Looking ahead to 2011, we remain confident of our growth prospects and our ability to continue to generate operating leverage,” Mr. Kesavan said. “Based upon current backlog and our existing portfolio of business, our preliminary indications for full year 2011 are revenues of $830 million to $865 million, and EBITDA margin of between 9 percent and 10 percent.”

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About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy and climate change; environment and infrastructure; health, human services, and social programs; and homeland security and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 3,500 employees serve these clients worldwide. ICF’s Web site is http://www.icfi.com/.

Caution Concerning Forward-Looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Earnings (Unaudited)

(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Gross Revenue	$197,711	$167,071	$571,796	$500,338
Direct Costs	124,060	101,610	356,750	304,758
Operating costs and expenses:
Indirect and selling expenses	55,348	50,430	162,508	151,417
Depreciation and amortization	2,716	2,550	8,027	6,608
Amortization of intangible assets	3,082	3,159	9,245	8,066

Total operating costs and expenses	61,146	56,139	179,780	166,091

Operating Income	12,505	9,322	35,266	29,489
Interest expense	(776)	(1,471)	(2,656)	(3,707)
Other income	99	65	197	425

Income before taxes	11,828	7,916	32,807	26,207
Provision for income taxes	4,435	2,800	12,793	10,040

Net income	$7,393	$5,116	$20,014	$16,167

Earnings per Share:
Basic	$0.38	$0.33	$1.03	$1.06

Diluted	$0.38	$0.32	$1.02	$1.03

Weighted-average Shares:
Basic	19,413	15,299	19,349	15,187

Diluted	19,630	15,844	19,579	15,708

Reconciliation of EBITDA
Operating Income	12,505	9,322	35,266	29,489
Depreciation and amortization	5,798	5,709	17,272	14,674

EBITDA	18,303	15,031	52,538	44,163
Transaction related costs	—	—	—	987

Adjusted EBITDA	18,303	15,031	52,538	45,150

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	September 30, 2010	December 31, 2009
	(Unaudited)
Current Assets:
Cash and cash equivalents	$6,498	$2,353
Contract receivables, net	169,405	174,120
Prepaid expenses and other	8,029	6,666
Income tax receivable	—	4,175
Deferred income taxes	1,212	1,337

Total current assets	185,144	188,651

Total property and equipment, net	19,160	22,600
Other assets:
Goodwill	323,467	323,467
Other intangible assets, net	29,229	38,474
Restricted cash	3,164	2,123
Other assets	7,571	6,912

Total assets	$567,735	$582,227

Current Liabilities:
Accounts payable	$22,166	$27,075
Accrued expenses	22,638	21,770
Accrued salaries and benefits	44,681	32,072
Deferred revenue	16,496	19,370

Total current liabilities	105,981	100,287

Long-term liabilities:
Long-term debt	100,000	145,000
Deferred rent	5,753	2,914
Deferred income taxes	7,841	11,656
Other	3,771	4,810

Total Liabilities	223,346	264,667
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 19,457,098 and 19,278,591 issued; and 19,429,864 and 19,278,591 outstanding as of September 30, 2010, and December 31, 2009, respectively	19	19
Additional paid-in capital	219,087	211,412
Treasury stock, at cost	(628)	—
Accumulated other comprehensive loss	(569)	(337)
Retained earnings	126,480	106,466

Total stockholders’ equity	344,389	317,560

Total liabilities and stockholders’ equity	$567,735	$582,227

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine months ended September 30,
	2010	2009
Cash flows from operating activities
Net income	$20,014	$16,167
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,272	14,674
Non-cash compensation	6,242	5,680
Loss on disposal of fixed assets	36	(7)
Deferred income taxes	(3,690)	1,569
Deferred rent	753	26
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	4,715	18,453
Prepaid expenses and other	(2,070)	(2,797)
Accounts payable	(5,301)	(5,685)
Accrued expenses	2,702	(14,580)
Accrued salaries and benefits	12,609	2,379
Deferred revenue	(2,874)	1,421
Income tax receivable	5,278	(1,082)
Restricted cash	(1,041)	2,154
Other liabilities	(1,039)	(159)

Net cash provided by operating activities	53,606	38,213

Cash flows from investing activities
Capital expenditures	(4,706)	(5,717)
Capitalized software development costs	(306)	(333)
Payments for business acquisitions, net of cash acquired	—	(156,902)

Net cash used in investing activities	(5,012)	(162,952)

Cash flows from financing activities
Advances from working capital facilities	22,094	254,404
Payments on working capital facilities	(67,094)	(124,404)
Debt issue costs	(21)	(630)
Proceeds from exercise of options	616	2,484
Excess tax benefits of stock option exercises	784	2,380
Net payments for stockholder issuances and buybacks	(595)	(1,801)

Net cash (used in) provided by financing activities	(44,216)	132,433
Effect of exchange rate on cash	(233)	20

Net increase in cash and cash equivalents	4,145	7,714
Cash and cash equivalents, beginning of period	2,353	1,536

Cash and cash equivalents, end of period	$6,498	$9,250

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$3,141	$3,710

Income taxes	$10,882	$7,367